Exhibit 16(4)(v):  Roth Individual Retirement Annuity (“Roth IRA”) Endorsement (VR-RA-4039(2017))

Voya Retirement Insurance and Annuity Company

[Windsor, Connecticut]

[Customer Service

P.O. Box 10450

Des Moines, Iowa 50306-0450

699 WALNUT ST STE 1350

DES MOINES IA 50309-3942]

[1-888-854-5950]

Roth Individual Retirement Annuity (“Roth IRA”) Endorsement

The Contract to which this Individual Retirement Annuity Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between the Endorsement and the Contract, including any other endorsements or riders issued with the Contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. This Endorsement is effective as of the Contract Date.

This Endorsement amends the Contract in order to meet the qualification requirements for a Roth Individual Retirement Annuity (“Roth IRA”) under section 408A of the Internal Revenue Code of 1986, as amended (“Code”), and shall be interpreted in accordance with that section.

YOU MAY RETURN YOUR ROTH IRA AT THE ADDRESS SHOWN ABOVE WITHIN 7 DAYS (OR LONGER IF REQUIRED BY LAW OR BY THE PROVISIONS OF YOUR CONTRACT) AFTER THE DATE YOU RECEIVE IT. IF SO RETURNED, WE WILL PROMPTLY RETURN YOUR ENTIRE PREMIUM PAID LESS ANY WITHDRAWALS OR SURRENDERS. IF YOU RETURN YOUR IRA AFTER 7 DAYS, THE AMOUNT RETURNED WILL BE IN ACCORDANCE WITH THE "RIGHT TO EXAMINE AND RETURN THIS CONTRACT" PROVISION OF THE CONTRACT TO WHICH THIS ROTH IRA ENDORSEMENT IS ATTACHED.

If you send correspondence indicating your intent to return your Roth IRA, your letter must be postmarked during the 7-day period (or longer if required by law or by the provisions of your Contract) following the date you received it.  You must also enclose your Contract.

1.      IMPORTANT TERMS AND DEFINITIONS

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code section 401(c)(2) (reduced by the deduction you take for Contributions made to a self-employed retirement plan if you are self-employed). For the purposes of this definition, Code section 401(c)(2) shall be applied as if the terms “trade” or “business” include service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under Code section 71 with respect to a divorce or separation instrument described in Code section 71(b)(2)(A). The term “Compensation” includes any differential wage payment, as defined in Code section 3401(h)(2). For purposes of this definition, the amount of Compensation includible in your gross income shall be determined without regard to Code section 112. If you are married and filing a joint return, the greater Compensation of you or your spouse is treated as your own Compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a Contribution to a Roth IRA or a deductible Contribution to a Traditional IRA.

VR-RA-4039(2017)

Contribution means Premium, as used in the Contract. Contributions may be limited as described in the “CONTRIBUTIONS” section below.

Designated Beneficiary means a natural person who is a “designated beneficiary” within the meaning of Code section 401(a)(9) and the Income Tax Regulations thereunder.

Interest means the Accumulation Value plus the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and, prior to the date that the Contract is annuitized, the actuarial value of any other benefits provided under the Contract, such as certain guaranteed living and death benefits.

Income Tax Regulations mean the regulations found in Title 26 of the Code of Federal Regulations.

Modified Adjusted Gross Income or Modified AGI means the amount defined in Code section 408A(c)(3)  and does not include any amount rolled over, transferred, or considered transferred from Traditional IRA to a Roth IRA (a “conversion”).

Qualified Rollover Contribution means a rollover Contribution of a distribution from an IRA that meets the requirements of Code section 408(d)(3), except the one-rollover-per-year rule of Code section 408(d)(3)(B) does not apply if the rollover Contribution is from a Traditional IRA. A Qualified Rollover Contribution includes a rollover from a designated Roth account described in Code section 402A.

Recharacterization means a Regular Contribution to a Traditional IRA that is recharacterized pursuant to the rules in Section 1.408A-5 of the regulations as a Regular Contribution to this Roth IRA, subject to the limits in 3.1 below.

Regular Contribution means cash contributions made to either a Roth IRA or a Traditional IRA, subject to applicable annual contribution limits.

Traditional IRA means an IRA that is not a Roth IRA, a SIMPLE IRA or a SEP IRA. A Traditional IRA is established pursuant to Code sections 408(a) or 408(b) and may accept pre-tax or post-tax contributions.

2.      NON-FORFEITABLE AND NON-TRANSFERABLE

The Contract is established for the exclusive benefit of you and your beneficiaries. Joint Owners are not permitted.  You are also the Annuitant.

Your Interest in the Contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3.      CONTRIBUTIONS

3.1 Maximum Regular Contribution Limits

The Contract to which this Endorsement is attached may permit the Contribution of: (1) an Initial Premium and Additional Premiums, (2) an Initial Premium and, on a limited basis, Additional Premiums, or (3) only a single Premium. There may be minimum Initial Premium or Additional Premium amounts for the Contract, and we reserve the right to accept less Initial Premium or Additional Premium, if applicable, for Contracts issued with this Endorsement.

Contributions permitted to the Contract and this Endorsement are subject to the limits and conditions required by the Code and may include:

(1)   Regular Contributions;

(2)   Qualified Rollover Contributions;

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(3)   Non-taxable transfers from another Roth IRA; and

(4)   Recharacterizations.

The total Regular Contributions to all Traditional IRAs and Roth IRA’s held by you in a taxable year may not exceed the lesser of the Applicable Amount (described below) or your Compensation for the year. However, notwithstanding the dollar limits on Regular Contributions, a Contribution permitted under the Contract may include an individual’s repayment of a qualified reservist distribution described in Code Section 72(t)(2)(G) during the two-year period beginning on the day after the end of the active duty period.

If you are under age 50, the ”Applicable Amount” is $5,500 for the 2017 taxable year. For future taxable years, the $5,500 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases as provided under Code section 219(b)(5)(D). If you are age 50 or older, the applicable amount under the previous paragraph is increased by $1,000.

The maximum Regular Contribution that can be made to all of your Roth IRAs for a taxable year is the smaller amount determined under (1) or (2) below.

(1)   The maximum Regular Contribution is phased out ratably between certain levels of Modified AGI. The following table shows the levels for the 2017 taxable year. Amounts for future taxable years will be adjusted by the Secretary of the Treasury for cost-of-living increases as provided under Code section 408A(c)(3).

If your filing status is . . .	And your Modified AGI is . . .	Then you can contribute . . .
Married filing jointly or qualifying widow(er)	Less than $186,000	Up to the limit
	Between $186,000 and $196,000	A reduced amount
	$196,000 or more	Zero
Married filing separately and you lived with your spouse at any time during the year	Less than $10,000	A reduced amount
	$10,000 or more	Zero
Single, head of household, or married filing separately and you did not live with your spouse at any time during the year	Less than $118,000	Up to the limit
	Between $118,000 and $133,000	A reduced amount
	$133,000 or more	Zero

If your Modified AGI for a taxable year is in the phase-out range, meaning a reduced amount, the maximum Regular Contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

(2) If you make Regular Contributions to both Roth IRAs and Traditional IRAs in any taxable year, the maximum Regular Contribution that may be made to all of your Roth IRAs in that taxable year is reduced by the Regular Contributions made to your Traditional IRAs for that taxable year.

3.2 SIMPLE IRA Contribution Limitation

No Contributions to this Roth IRA will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). Also, no transfer or rollover of funds attributable to Contributions made by an employer under its SIMPLE IRA plan will be accepted prior to the expiration of the two-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

4.      REQUIRED MINIMUM DISTRIBUTIONS

4.1 In General

Notwithstanding any provision of the Contract or this Endorsement to the contrary, the distribution of your Interest in this Roth IRA shall be made in accordance with the requirements of Code section 408(b)(3), as modified by section 408A(c)(5), and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of your Interest must satisfy the requirements of Code section 408(a)(6), as modified by section 408A(c)(5), and the Income Tax Regulations thereunder.

VR-RA-4039(2017)                                                 3

4.2 Distributions During the Owner’s Life

No amount is required to be distributed under Code section 408A or Code section 401(a)(9) prior to your death. However if distributions commence under an Annuity Plan while you are alive, the Annuity Plan that you may elect will be limited as necessary so that any Annuity Payments made after your death will satisfy Section 4.3 below. In particular, unless otherwise permitted under applicable federal tax law and by us, any Annuity Payments for a Fixed Period commencing during your life may not exceed the life expectancy of the Designated Beneficiary.

4.3 Distributions Upon Death

Upon your death, the entire Interest will be distributed at least as rapidly as follows:

(1) If the Designated Beneficiary is someone other than your surviving spouse, the remaining portion of the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of your death, or if elected, in accordance with paragraph (3) below.

(2) If the sole Designated Beneficiary is your surviving spouse, the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70½, if later), over such spouse’s life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s Designated Beneficiary’s remaining life expectancy determined using such Designated Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (3) below. If the surviving spouse dies after the required distributions commence to him or her, any remaining Interest will continue to be distributed under the Contract option chosen.

(3) If there is no Designated Beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire Interest will be distributed by the end of the calendar year containing the 5th anniversary of your death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (2) above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in paragraph (1) or (2) above and reduced by 1 for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.

(5) For purposes of this Section 4.3, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

 (6)             If you die prior to the date Annuity Payments commence under the Contract and the sole Designated Beneficiary is your surviving spouse, the spouse may elect to treat the Contract as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse makes a Contribution to the Contract or fails to take required distributions as the Designated Beneficiary. This election may be made only once, and thus may not be made a second time if the surviving spouse Designated Beneficiary elects to treat the IRA as his or her own, remarries, and his or her new spouse is the sole Designated Beneficiary.

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5.      GENERAL PROVISIONS

5.1 Annual Report

We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

5.2 Amendments

This Endorsement contains numerous references to various Code sections, Income Tax Regulations and Internal Revenue Service rulings and notices.  Such references are subject to change and this Endorsement will follow the most current Code sections, Income Tax Regulations and published internal Revenue Service rulings and notices.  We reserve the right to amend or administer this Endorsement, subject to regulatory approval, as necessary to comply with the Code, Income Tax Regulations or published Internal Revenue Service rulings and notices. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us.  Any changes shall apply uniformly to all Contracts that are affected.

5.3 Stretch IRAs

If the Contract and this Endorsement are issued in relation to a death benefit that the Owner inherited as a designated beneficiary under another annuity contract issued to another individual (the “original annuity owner”), then the Contract is revised to reflect the following:

(1)   No Additional Premiums will be allowed under this Contract;

(2)   The Owner of this Contract may not be changed;

(3)   Annuity Payments may not be elected, and instead annual distributions will occur as described above under the Required Minimum Distributions section for a non-spouse beneficiary.

Distributions of Accumulation Value under this Stretch IRA Section are otherwise subject to the normal operation of the terms and conditions of this Contract and any attached Endorsements, including Surrender Charges and value adjustments, as applicable.  This Section shall not apply if the Owner is the surviving spouse of the original annuity owner and elected to continue the Contract and this Endorsement as his or her own Roth IRA.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

Signed:

[/s/Jennifer M. Ogren]

[Jennifer M. Ogren]

[Secretary]

VR-RA-4039(2017)                                                 5